                                  SCHEDULE 14A

                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement           [X] Confidential, For Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 CARDIMA, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transactions applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement no.:

  (3) Filing Party:

  (4) Date Filed:

                                 CARDIMA, INC.

                               ----------------

                    Notice of Annual Meeting of Stockholders
                            To Be Held May 10, 2001

                               ----------------

   Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Cardima, Inc., a Delaware corporation (the "Company"), will be held at the principal executive offices of the Company, located at 47266 Benicia Street, Fremont, California 94538 on Thursday May 10, 2001, at 9:00 a.m., local time, for the following purposes:

     1. To elect a Board of four (4) directors of the Company to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified;

     2. To consider and vote upon one proposal to approve six separate amendments to the Amended and Restated Certificate of Incorporation of the Company authorizing the Board, in its discretion, to effect one reverse stock split, ranging from a one-for-five reverse stock split to a one-for-ten reverse stock split of all of the issued and outstanding shares of the Company's Common Stock;

     3. To consider and vote upon a proposal to approve an amendment of the Company's Amended and Restated Certificate of Incorporation authorizing the Board, in its discretion, but only in the event the Board declines to effect a reverse stock split, to increase the number of authorized shares of Common Stock of the Company from 50,000,000 to 75,000,000;

     4. To ratify and approve an amendment to the Company's 1993 Stock Option Plan to increase the number of shares reserved for issuance thereunder by 2,000,000 pre-reverse split (or a maximum of 400,000 post-reverse split, if approved);

     5. To ratify and approve an amendment to the Company's 1997 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 1,500,000, pre-reverse split (or a maximum of 300,000 post-reverse split, if approved);

     6. To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2001;

     7. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

   The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached and made a part of this Notice.

   The Board of Directors has fixed the close of business on March 15, 2001 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

   All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                          By Order of the Board of Directors,

                                          Ronald E. Bourquin
                                          Vice President and Secretary

Fremont, California
March 31, 2001


                                   IMPORTANT
 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.
                         THANK YOU FOR ACTING PROMPTLY

                                 CARDIMA, INC.
                47266 Benicia Street, Fremont, California 94538

                               ----------------

                                PROXY STATEMENT

                               ----------------

General

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Cardima, Inc., a Delaware corporation (the "Company"), of proxies in the enclosed form for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the principal executive offices of the Company, located at 47266 Benicia Street, Fremont, California 94538 on Thursday May 10, 2001 at 9:00 a.m., local time, and any adjournment or postponement thereof.

   This Proxy Statement, the enclosed proxy card and the Company's Annual Report to Stockholders for the year ended December 31, 2000, including financial statements, will be mailed to stockholders entitled to vote at the meeting on or about April 1, 2001.

Revocability of Proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Gabriel B. Vegh or Ronald E. Bourquin, Inspectors of Election) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Record Date; Voting Securities

   The close of business on March 15, 2001 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had approximately 21,640,184 shares of Common Stock outstanding, held by approximately 6,000 stockholders.

Voting and Solicitation

   Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters. Shares of Common Stock may not be voted cumulatively.

   Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspectors of Elections (the "Inspectors") with the assistance of the Company's transfer agent. The Inspectors will also determine whether or not a quorum is present. Under the Company's Bylaws, the holders of fifty percent (50%) of the voting power of the outstanding shares of capital stock of the Company entitled to vote at the meeting shall constitute a quorum with respect to the annual meeting. Stockholders holding shares of capital stock of the Company who are present in person or represented by proxy (including stockholders who abstain from voting their shares or who do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

   The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the meeting. Proposals 2 and 3, to approve amendments of the Company's Amended and Restated Certificate of Incorporation to allow the Board, in its discretion, to effect a reverse stock split or, if the Board declines to effect a reverse stock split, to increase the number of authorized shares of common stock, require the affirmative vote of a majority of the outstanding capital stock entitled to vote on each of the amendments to be approved. All other matters submitted to the stockholders will require the affirmative vote of a majority of shares of capital stock having voting power present in person or represented by proxy at a duly held meeting, at which a quorum is present. Stockholders who abstain from voting as to a particular matter will not be counted as votes in favor of the matter. Accordingly, abstentions will have the effect of a vote "No" on any matter submitted to the stockholders.

   Any proxy that is returned unmarked as to a particular item will be voted FOR the election of directors, FOR the reverse stock split amendments, FOR the amendments to increase the authorized number of shares of Common Stock, FOR the amendment to the Company's 1993 Stock Option Plan, FOR the amendment to the company's 1997 Employee Stock Purchase Plan, and FOR ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as present with respect to that matter and will have the same effect as negative votes with respect to Proposals 2 and 3.

   The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically, by facsimile or via electronic mail through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. We have retained InvestorCom, Inc. to assist in the solicitation of proxies and have agreed to pay $5,000 for this assistance, plus expenses.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

Directors and Nominees for Director

   At the Annual Meeting, the stockholders will elect a Board of four (4) directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the nominees named below will be unable or unwilling to serve as a director if elected.

   Assuming a quorum is present, the four nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company for the ensuing year. Unless marked otherwise, proxies received will be voted FOR the election of each of the four nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

   The names of the nominees, their ages as of March 30, 2001 and certain other information about them are set forth below:

       Name of Nominee        Age Principal Occupation          Director Since
       ---------------        --- --------------------          --------------
 Phillip C. Radlick, Ph.D. .. 63  President and Chief                1994
                                   Executive Officer of Lipid
                                   Sciences, Inc.

 Gabriel B. Vegh............. 61  President and Chief                1992
                                   Executive Officer of the
                                   Company

 Neville J. Jeharajah........ 48  Vice President of Financial        1998
                                   Planning and Investor
                                   Relations of Baxter
                                   International, Inc.

 Rodolfo C. Quijano, Ph.D. .. 66  President and Chief                1999
                                   Technical Officer of 3F
                                   Medical Systems, Inc. and
                                   President and Chief
                                   Technical Officer of
                                   VenPro, Inc.

   There are no family relationships among any of the directors or executive officers of the Company

   Dr. Radlick has been the Chairman of the Board of Directors of Cardima since June 2000. Dr. Radlick is currently President and Chief Executive Officer of Lipid Sciences, Inc., a privately-held medical company. Dr. Radlick was the President, Chief Executive Officer and a Director of Cardima from November 1994 to June 2000. Prior to joining the Company, from November 1992 until October 1994, Dr. Radlick was the President and Chief Executive Officer of Hepatix, Inc., a start-up medical device company. From November 1986 until November 1992, Dr. Radlick was the President of Edward's Cardiovascular Surgery Division, a division of Baxter Healthcare responsible for the development, manufacture and sale of cardiovascular products. Dr. Radlick received a B.S. in Chemistry and a Ph.D. in Organic Chemistry from the University of California, Los Angeles.

   Mr. Vegh, the founder of the Company, has been a Director of Cardima since November 1992. Mr. Vegh has been the President and Chief Executive Officer of Cardima since June 2000. Mr. Vegh was the Chief Operating Officer of Cardima from November 1994, and its Executive Vice President from January 1995 until June 2000. From May 1993 until November 1994, Mr. Vegh was the Company's President, and from May 1993 until July 1996, he served as the Company's Chief Financial Officer. Prior to joining the Company, from August 1985 until May 1993, Mr. Vegh was the Vice President, Operations of Target Therapeutics, Inc. ("Target," now a division of Boston Scientific Corporation ("Boston Scientific")), and from February 1983 until August 1985, Mr. Vegh was General Manager, Pilot Operations of Advanced Cardiovascular Systems, Inc., (now a division of Guidant Corporation). Mr. Vegh received a B.S. in Mechanical Engineering from the New Jersey Institute of Technology.

   Mr. Jeharajah has served as a Director of Cardima since May 1998. Mr. Jeharajah has served as the Vice President of Financial Planning and Investor Relations of Baxter International, Inc., a global healthcare company, since 1994. Mr. Jeharajah has been with Baxter since 1982. Mr. Jeharajah received a B.S. in Philosophy from Jnana Deepa Vidyapeeth Pune, India and a B.S. in Accounting from Institute of Cost and Management, United Kingdom. Mr. Jeharajah also received an M.B.A. from Claremont University in California.

   Dr. Quijano has served as a Director of Cardima since November 1999. Dr. Quijano is a founder of VenPro, Inc. and has served as its Chief Technical Officer since 1997 and President and Chief Technical Officer of 3F Therapeutics, Inc. since 1998. Dr. Quijano serves on the Board of Directors of Fore Flow, Inc., of which he is also the founder. Prior to Dr. Quijano's current positions, he was the General Manager of Hepatix, AG, from 1993 to 1994 and from 1987 to 1993 was the Vice President of Research and Development, Regulatory Affairs and Clinical Research for the Edwards Cardiovascular Surgery Division of Baxter Healthcare. Dr. Quijano received a B.S. in Chemistry from the University of Alabama and a Ph.D. from the University of Central America.

Recommendation of the Board:

                 THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION
                          OF ALL NOMINEES NAMED ABOVE.

Meetings and Committees of the Board of Directors

   During the period from January 1, 2000 through December 31, 2000 (the "last fiscal year"), the Board met ten times and no director attended fewer than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he serves. The Board has an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the Board will consider nominations from stockholders, which should be addressed to Ronald E. Bourquin at the Company's address, set forth above.

   In 2000, the Audit Committee consisted of directors Neville J. Jeharajah and Rodolfo C. Quijano, Ph.D. and held one meeting during 2000. The Audit Committee recommends the engagement of the firm of certified public accountants to audit the financial statements of the Company and monitors the effectiveness of the audit effort, the Company's financial and accounting organization and its system of internal accounting controls.

   In 2000, the Compensation Committee consisted of directors Neville J. Jeharajah and Rodolfo C. Quijano, Ph.D. and held one meeting during the last fiscal year. Its functions are to establish and administer the Company's policies regarding annual executive salaries and cash incentives and long-term equity incentives. The Compensation Committee administers the Company's 1993 Stock Option Plan, 1997 Directors' Stock Option Plan and 1997 Employee Stock Purchase Plan.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee of the Board of Directors currently consists of Neville J. Jeharajah and Rodolfo C. Quijano, Ph.D. The Compensation Committee met once in the fiscal year 2000. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of any other entity.

Directors' Compensation

   Directors currently receive no cash fees for services provided in that capacity but are reimbursed for reasonable expenses incurred in connection with attendance at meetings of the Board. The Company's 1997 Directors' Stock Option Plan (the "Directors' Plan") provides that each person who becomes a non-employee director of the Company will be granted a nonstatutory stock option to purchase 20,000 shares of Common Stock on the date on which a person first becomes a non-employee director of the Company. This initial grant is fully exercisable on the initial date of the grant. In addition, on the date of each annual meeting of the Company's stockholders at which a director is reelected, the non-employee director will be granted an additional option to purchase 2,000 shares of Common Stock if, on such date, the director has served on the Company's Board of Directors for at least three months during the current fiscal year, the option will be exercisable in full on the date of grant. Each of the nominees for director will have served for more than three months at the time of the Annual Meeting, and so each will receive options to purchase 2,000 shares of the Company's Common Stock under the Directors' Plan if they are re-elected to the Board at the Annual Meeting. As of March 27, 2001, 90,000 shares had been issued under this plan.

                                 PROPOSAL NO. 2

APPROVAL OF AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
  AUTHORIZING THE BOARD, IN ITS DISCRETION, TO EFFECT A REVERSE STOCK SPLIT OF
                     THE COMPANY'S OUTSTANDING COMMON STOCK

   The persons named in the enclosed proxy will vote to approve each of the separate six charter amendments to the Amended and Restated Certificate of Incorporation of the Company effecting a reverse split of the Company's Common Stock (collectively, the "Reverse Split Amendments"), unless the proxy is marked otherwise. If a stockholder returns a proxy without contrary instructions, the persons named as proxies will vote to approve each of the Reverse Split Amendments.

   The Board of the Company has unanimously adopted and declared advisable, each of the attached amendments to Article IV of the Company's Amended and Restated Certificate of Incorporation. Each of the separate amendments to the Amended and Restated Certificate of Incorporation of the Company approved by the Board of Directors and for which the Company is seeking your approval is set forth on Exhibit A. As reflected on the enclosed proxy card relating to the Annual Meeting, stockholders may approve all or none of the Reverse Split Amendments.

   The Board is asking that you approve the proposed amendments to the Company's Amended and Restated Certificate of Incorporation effectuating each of the reverse stock splits of all of the issued and outstanding Common Stock of the Company. Notwithstanding the authorization of each of the amendments by the stockholders of the Company, the Board may abandon any one or more of the amendments without further action by the Company's stockholders in accordance with Delaware law. A vote in favor of the amendments to the Amended and Restated Certificate of Incorporation will be a vote for approval of each of the reverse stock splits, one of which may be implemented and effectuated, at any time prior to the next annual meeting of stockholders following this Annual Meeting. When the Board effects one of the reverse stock splits, all the other reverse stock splits will be deemed abandoned by the Board and cannot thereafter be effected.

Effect of Reverse Stock Split

   A reverse stock split is a reduction in the number of outstanding shares of a class of a corporation's capital stock, which is accomplished by the corporation, in this case, reclassifying all the outstanding shares of Common Stock into a proportionately fewer number of shares of Common Stock. The Company is currently authorized to issue 50,000,000 shares of Common Stock, of which 21,640,184 shares were issued and outstanding as of the Record Date. The Company also is authorized to issue 5,000,000 shares of Preferred Stock, of which no shares were issued and outstanding as of the Record Date. After each of the reverse stock splits authorized by the Reverse Split Amendments, if effected, the number of authorized shares of Common Stock and Preferred Stock will remain the same, whereas the number of shares of Common Stock outstanding would be reduced to a number obtained by dividing the number of shares outstanding immediately prior to the reverse stock split by integral factors ranging from 5 to 10, depending on the Reverse Split Amendment that the Board elects to implement, if any. Correspondingly, at the effective time of the reverse stock split, the number of shares of Common Stock owned by each stockholder will be reduced by the same proportion. Accordingly, except for the payment of cash in lieu of a fractional share, a reverse stock split will not affect any stockholder's proportionate equity interest in the Company, nor will it change any of the rights of a holder of a share of Common Stock.

   The primary purpose of the proposed reverse stock split of Common Stock is to combine the issued and outstanding shares of Common Stock into a smaller number of shares so that the shares of the Common Stock will trade at a higher price per share than their recent trading prices. In addition to increasing the market price of the Common Stock, a reverse stock split will also affect the presentation of stockholders' equity in the Company's balance sheet. Because the par value of the shares of Common Stock is not changing as a result of the implementation of the reverse stock split, the Company's stated capital, which consists of the par value per share of the Common Stock multiplied by the aggregate number of shares of the Common Stock issued and outstanding, will be reduced proportionately on the effective date of the reverse stock split. Correspondingly, the Company's additional paid-in capital, which consists of the difference between its stated capital and the aggregate amount paid to the Company upon the issuance of all currently outstanding shares of the Common Stock, will be increased by a number equal to the decrease in stated capital.

   The following table illustrates the effects of a 1-for-5 and a 1-for-10 reverse stock split, without giving effect to any adjustments for fractional shares, on our authorized and outstanding shares and on certain per share data:

                                     Number of Shares as of March 15, 2001
                                    -----------------------------------------
                                    Prior to Reverse
                                      Stock Split      After Reverse Split
                                    ---------------- ------------------------
                                                       1-for-5     1-for-10
                                                     -----------  -----------
Authorized
  Preferred Stock..................     5,000,000      5,000,000    5,000,000
  Common Stock.....................    50,000,000     50,000,000   50,000,000
Preferred
  Outstanding......................           -0-            -0-          -0-
Common Stock
  Outstanding......................    21,640,184      4,328,036    2,164,018
  Issuable upon exercise of Options
   and Warrants....................     6,801,249      1,360,249      680,012
  Diluted..........................    28,441,433      5,688,285    2,844,140
Stockholder equity at December 31,
 2000..............................   $ 2,894,000    $ 2,894,000  $ 2,894,000
Stockholder equity per share at
 December 31, 2000.................   $      0.13    $      0.67  $      1.34
Net loss for year ended December
 31, 2000..........................   $(7,849,000)   $(7,849,000) $(7,849,000)
Net loss per share for year ended
 December 31, 2000.................   $     (0.38)   $     (1.88) $     (3.77)

Advantages

   The Nasdaq Stock Market, Inc. ("Nasdaq") has indicated that shares of Common Stock of the Company will be delisted from the Nasdaq SmallCap Market unless a minimum bid price, which this proposal is designed to effect, is achieved. See "Threat of Nasdaq Delisting" below. The Board believes that such a delisting could adversely affect the ability of the Company to attract new investors.

   The Board also believes that the low share price of the Common Stock, when compared with the market prices of the common stock of publicly held companies in the same or comparable industries, impairs the marketability of the Common Stock and creates a negative impression of the Company. These factors adversely affect not only the liquidity of the Common Stock, but also the Company's ability to raise capital through further sales of equity securities and to use Common Stock for acquisitions and similar purposes. The Board believes that the higher market price that should result from a reverse stock split would enhance the marketability of the stock to the financial community and the investing public at large. Additionally, the policies and practices of many brokerage houses tend to discourage brokers within those firms from dealing in lower-priced stocks. Some of these policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that make handling of lower-priced stocks economically unattractive to brokers. The structure of trading commissions also tends to have an adverse impact upon holders of lower-priced stock because the brokerage commission payable on its sale generally represents a higher percentage of the sales price than on higher-priced stock.

   As the number of authorized shares would remain at 50,000,000 shares after the reverse stock split, the difference between the number authorized and the number outstanding post-split could be used for any proper corporate purpose approved by the Board. The increased number of available shares will provide the Company with additional flexibility to issue additional shares in connection with future financings. Additional shares could also be used for employee benefit plans or in connection with acquisitions by the Company.

Disadvantages

   Because the Reverse Split Amendments will result in an increased number of available shares, it may be construed as having an anti-takeover effect, although neither the Board nor the management of the Company views this proposal in that perspective. However, the Company could use the increased number of available shares to frustrate persons seeking to effect a takeover or otherwise gain control of the Company by, for example, privately placing shares with purchasers who might side with the Board in opposing a hostile takeover bid. Shares of Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal the By-Laws or certain provisions of the Amended and Restated Certificate of Incorporation would not receive the requisite vote. Such uses of the Common Stock could render more difficult, or discourage, an attempt to acquire control of the Company, if such transaction were opposed by the Board. Further, the increased number of available shares not otherwise required to meet the Company's obligations under its Amended and Restated Certificate of Incorporation could be issued by the Company without further stockholder approval, which could result in further dilution to the holders of Common Stock.

Threat of Nasdaq Delisting

   Since November 16, 2000, the Company's Common Stock has been trading at less than $1.00 per share. In a letter dated December 29, 2000, Nasdaq advised the Company that the Common Stock will be delisted from the Nasdaq SmallCap Market, unless before March 29, 2001, the bid price of the Common Stock is at least $1.00 per share for a minimum period of ten consecutive days. On March 29, 2001, Nasdaq notified the Company that it has not met the requirements for continued listing on the Nasdaq SmallCap Market; the Company intends to appeal this decision. Pending the resolution of the appeal, the shares will continue to trade on the SmallCap Market. If the appeal is unsuccessful, the Company expects that its shares will trade on the OTC Bulletin Board.

   The Company believes that, if it is able through a reverse stock split to raise the bid price of the Common Stock to a level above $1.00 and can demonstrate that the new price level is sustainable, the Nasdaq appeal panel may agree to allow the Common Stock to continue to trade on the SmallCap Market. However, this decision is a matter that is solely within the discretion of the Nasdaq panel that will hear the appeal.

   Even if the Reverse Split Amendments are approved and a reverse stock split is effected, there can be no assurance that the Company will be able to maintain its listing on the Nasdaq SmallCap Market. In this regard, there is no assurance that approval of a reverse stock split will succeed in raising the bid price of the Company's Common Stock above $1.00 per share, that if achieved, this price level would be maintained, or that even if Nasdaq's minimum bid price requirement were satisfied, the Company's Common Stock would not be delisted from the Nasdaq SmallCap Market for other reasons.

Exchange of Stock Certificates

   If the Reverse Split Amendments are approved by the Company's stockholders and the Board, in its sole discretion, elects to proceed with the split, the Company will instruct its transfer agent to act as its exchange agent (the "Exchange Agent") and to act for holders of Common Stock in implementing the exchange of their certificates.

   Commencing on the effective date of the Reverse Split Amendment (the "Effective Date"), stockholders will be notified and requested to surrender their certificates representing shares of Common Stock to the Exchange Agent in exchange for certificates representing post-reverse split Common Stock. One share of new Common Stock will be issued in exchange for the number of presently issued and outstanding shares of Common Stock pre-split shares determined by the Board between the range of five and ten approved by the stockholders. Beginning on the Effective Date, each certificate representing shares of the Company's Common Stock will be deemed for all corporate purposes to evidence ownership of shares of post-reverse split Common Stock.

Payment for Fractional Shares

   No fractional shares of Common Stock will be issued in connection with a reverse stock split. If as a result of a reverse stock split, a stockholder of record would hold a fractional share, the stockholder, in lieu of the issuance of a fractional share, will be entitled to receive a payment in cash from the Company in an amount equal to the fraction multiplied by the market price of the Common Stock at the close of business on the first trading day immediately following the Effective Date. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other right except to receive the cash payment therefor.

Federal Income Tax Consequences

   This discussion is for general information only and does not address all the tax consequences that may be relevant to a particular stockholder (such as non-resident aliens, broker-dealers or insurance companies). Furthermore, no foreign, state or local tax consequences are addressed. Stockholders are urged to consult their own tax advisors to determine the specific tax consequences of a reverse stock split to them.

   The exchange of shares of stock for shares of post-split stock should not result in the recognition of gain or loss (except with respect to any cash received in lieu of a fractional share as described below). The holding period of the post-split shares of Common Stock will include the stockholder's respective holding periods for the shares of pre-split Common Stock exchanged therefore, provided that the shares of Common Stock were held as a capital asset. The adjusted basis of the shares of post-split Common Stock will be the same as the adjusted basis of the Common Stock exchanged therefor, reduced by the tax basis allocable to the post-split fractional share in lieu of which cash is received.

   A stockholder who receives cash in lieu of a fractional share will be treated as if the Company has issued a fractional share to the stockholder and then immediately redeemed the fractional share for cash. Such stockholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of such stockholder's pre-split shares corresponding to the fractional share, had such fractional share actually been issued. Such gain or loss will be capital gain or loss (if such stock was held as a capital asset), and any such capital gain or loss will generally be long-term capital gain or loss to the extent such stockholder's holding period exceeds 12 months.

No Dissenter's Rights

   Under Delaware law, stockholders are not entitled to dissenter's rights of appraisal with respect to the reverse stock split.

Required Vote

   In order to be adopted, the Reverse Split Amendments contained in this proposal must receive the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

Recommendation of the Board:

 THE COMPANY'S BOARD UNANIMOUSLY RECOMMENDS VOTING "FOR" THE AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AUTHORIZING THE BOARD, IN ITS DISCRETION, TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY'S OUTSTANDING COMMON
                                     STOCK

                                 PROPOSAL NO. 3

      APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF
                                 INCORPORATION
           AUTHORIZING THE BOARD, IN ITS DISCRETION, TO INCREASE THE
                         NUMBER OF SHARES OF AUTHORIZED
                   COMMON STOCK FROM 50,000,000 TO 75,000,000

   The Board is seeking stockholder approval of an amendment to the Company's Amended and Restated Certificate of Incorporation to increase in the number of authorized Common Stock from 50,000,000 to 75,000,000. If this proposal is approved by the stockholders, the Board will have the authority, in its sole discretion and without further action on the part of the stockholders, to increase the outstanding Common Stock from 50,000,000 to 75,000,000. The Board will only effect the increase in the outstanding Common Stock either if Proposal No. 2 is not approved by the stockholders, or if Proposal No. 2 is approved by the stockholders and the Board determines, in its sole discretion, not to proceed with any of the reverse stock splits. If the Board effects one of the reverse stock splits, the Board will abandon the increase in the authorized common stock from 50,000,000 to 75,000,000 and it cannot thereafter be effected.

   The Company is pursuing its financing alternatives and may sell additional shares of Common Stock in private placement(s) in 2001 to raise the necessary funds to continue operations of the Company. Due to the current low valuation of the Company's Common Stock, the Company may not have sufficient shares available for additional financings or other corporate purposes.

   At the Annual Meeting, the stockholders are being requested to consider and approve the proposed amendment to increase the number of authorized shares of Common Stock hereunder from 50,000,000 to 75,000,000. The Board believes that the increase is required to enable the Company to, among other things, continue to have the ability to sell additional shares as necessary to finance the Company and have shares available for any other corporate purposes. The authorized shares of common stock in excess of those issued will be available for issuance at such times and for such corporate purposes as the Board may deem advisable without further action by our stockholders, except as may be required by applicable laws or the rules of any stock exchange or national securities association trading system on which the securities may be listed or traded. Upon issuance, shares will have the same rights as the outstanding shares of common stock. Holders of common stock do not have preemptive rights. The Board does not intend to issue any common stock except on terms which the Board deems to be in the Company's best interests and the best interests of the Company's then-existing stockholders.

   The Board does not recommend this proposed amendment with the intent to use the ability to issue additional common stock to discourage tender offers or takeover attempts. However, the availability of authorized common stock for issuance could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of us. The proposed amendment is not in response to any effort on the part of any party to accumulate material amounts of common stock or to acquire control of us by means of merger, tender offer, proxy contest or otherwise, or to change our management. In addition, the proposal is not part of any plan by management to recommend a series of similar amendments to our Board and our stockholders.

Recommendation of the Board:

           THE COMPANY'S BOARD UNANIMOUSLY RECOMMENDS VOTING "FOR"THE
  PROPOSAL TO AUTHORIZE THE BOARD, IN ITS DISCRETION, TO AMEND THE AMENDED AND
                    RESTATED CERTIFICATE OF INCORPORATION TO
      INCREASE THE NUMBER OF COMMON SHARES FROM 50,000,000 TO 75,000,000.

                                 PROPOSAL NO. 4

                    INCREASE IN NUMBER OF SHARES AUTHORIZED
                 UNDER THE COMPANY'S 1993 INCENTIVE STOCK PLAN

   The Board and stockholders have previously adopted and approved the 1993 Incentive Stock Plan (the "Stock Plan") and the most recent amendment and restatement approved by the Company's stockholders was effective as of June 2, 2000. A total of 4,150,690 pre-split shares of Common Stock have been reserved for issuance under the Stock Plan, and only 1,837,042 pre-split shares were available for future grant as of the Record Date. The number of shares reserved for issuance under the Stock Plan is automatically increased, on the first day of trading for the five years from 1998 through 2002, by an amount equal to three percent of the outstanding shares of Common Stock on such date, but in no event shall such increase exceed 300,000 pre-split shares of Common Stock.

   At the Annual Meeting, the stockholders are being requested to consider and approve the proposed amendment of the Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 2,000,000 shares pre-split, or a maximum of 400,000 shares post-split, if approved. The Board believes that the amendment is necessary to enable the Company to, among other things, continue its policy of employee stock ownership as a means to motivate high levels of performance and to recognize key employee accomplishments.

Summary of the Stock Plan

   The following description of the Stock Plan is a summary only. It is subject to, and qualified in its entirety by the full text of the Stock Plan, substantially in the form in which it will take effect if Proposal 4 is approved by the stockholders. Any stockholder who wishes to review the text of the Stock Plan can obtain a copy by writing to the Company, Attention: Investor Relations.

   General. The Stock Plan was originally adopted by the Board in June 1993 and approved by the stockholders in September 1993. The Stock Plan was subsequently amended by the Board in June 1996 and March 2000, with such amendments being approved by the stockholders in March 1997 and June 2000, respectively. The Stock Plan authorizes the Board, or one or more committees which the Board may appoint from among its members, to grant options to purchase Common Stock. Options granted under the Stock Plan may be either incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options, as determined by the Board or the Committee.

   Purpose. The general purpose of the Stock Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of the Company's business.

   Administration. The Stock Plan may be administered by the Board or a Committee (the "Administrator"). Subject to the other provisions of the Stock Plan, the Administrator has the authority: (i) to determine the fair market value; (ii) to select the employees or consultants to whom options may be granted under the Stock Plan; (iii) to determine the number of shares of Common Stock to be covered by each option granted under the Stock Plan; (iv) to approve forms of agreement for use under the Stock Plan; (v) to determine the terms and conditions of the option, not inconsistent with the terms of the Stock Plan, granted under the Stock Plan, including the exercise price, the time or times when options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any option or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine; (vi) to reduce the exercise price of any option to the then current fair market value if the fair market value of the Common Stock covered by such option shall have declined since the date the option was granted; (vii) to construe and interpret the terms of the Stock Plan and awards granted pursuant to the Stock Plan; (viii) to prescribe, amend and rescind rules and regulations relating to the Stock Plan; (ix) to modify or amend each option, including the discretionary authority to extend the post-termination exercisability period of options longer than is otherwise provided for in the Stock Plan; (x) to allow optionees to satisfy withholding tax obligations by electing to have the Company withhold from the shares to be issued upon exercise of an option that number of shares having a fair market value equal to the amount required to be withheld; (xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an option previously granted by the Administrator; and (xii) to make all other determinations deemed necessary or advisable for administering the Stock Plan.

   Eligibility. The Stock Plan provides that options may be granted to the Company's employees and independent contractors, including members of the Board who are not employees of the Company. Incentive stock options may be granted only to employees. Any optionee who owns more than 10% of the combined voting power of all classes of outstanding stock of the Company is not eligible for the grant of an incentive stock option unless the exercise price of the option is at least 110% of the fair market value of the Common Stock on the date of grant.

   Terms and Conditions of Options. Each option granted under the Stock Plan is evidenced by a written stock option agreement between the optionee and the Company and is subject to the following terms and conditions:

   (a) Exercise Price. The Board or the Committee determines the exercise price of options to purchase shares of Common Stock at the time the options are granted. However, excluding options issued to 10% stockholders, the exercise price under an incentive stock option must not be less than 100% of the fair market value of the Common Stock on the date the option is granted. If the Common Stock is listed on any established stock exchange or a national market system, the fair market value shall be the closing sale price for such stock (or sale price for the last preceding date for which quotations exist if no sales were reported) on the date the option is granted. If the Common Stock is traded on the over-the-counter market, the fair market value shall be the closing sale price for such stock (or sale price for the last preceding date for which quotations exist if no sales were reported) on the date the option is granted.

   (b) Form of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement and generally may be made by cash, check, promissory note, other shares of Common Stock of the Company owned by the optionee, consideration received by the Company under a formal cashless exercise program adopted by the Company, or by a combination thereof.

   (c) Exercise of the option and Term. Each stock option agreement specifies the term of the option and the date when the option is to become exercisable. However, in no event shall an option granted under the Stock Plan be exercised more than 10 years after the date of grant. Moreover, in the case of an incentive stock option granted to a 10% stockholder, the term of the option shall be for no more than five years from the date of grant.

   (d) Termination of Employment. If an optionee's employment terminates for any reason (other than death or permanent disability), then all options held by such optionee under the Stock Plan expire upon the earlier of (i) such period of time as is set forth in his or her option agreement (but not to exceed ninety days after the termination of his or her employment in the event of an incentive stock option) or (ii) the expiration date of the option. The optionee may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

   (e) Disability. If an employee is unable to continue employment with the Company as a result of disability (as defined in the Stock Plan), then all options held by such optionee under the Stock Plan shall expire upon the earlier of (i) six months after the date of termination of the optionee's employment or (ii) the expiration date of the option. The optionee may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

   (f) Permanent Disability. If an employee is unable to continue employment with the Company as a result of permanent and total disability (as defined in the Stock Plan), then all options held by such optionee under the Stock Plan shall expire upon the earlier of (i) 12 months after the date of termination of the optionee's employment or (ii) the expiration date of the option. The optionee may exercise all or part of the optionee's option at any time before such expiration to the extent that the option was exercisable at the time of termination of employment.

   (g) Death. If an optionee dies while employed by the Company, the optionee's option shall expire upon the earlier of (i) 12 months after the optionee's death or (ii) the expiration date of the option. The executors or other legal representative or the optionee may exercise all or part of the optionee's option at any time before such expiration to the extent that the option was exercisable at the time of death.

   (h) Nontransferability of options. Unless determined otherwise by the Administrator, during an optionee's lifetime, his or her option(s) shall be exercisable only by the optionee and shall not be transferable other than by will or laws of descent and distribution.

   (i) Value Limitation. If the aggregate fair market value of all shares of Common Stock subject to an optionee's incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonstatutory options.

   (j) Other Provisions. The stock option agreement may contain such terms, provisions and conditions not inconsistent with the Stock Plan as may be determined by the Board or Committee.

   Adjustment upon Changes in Capitalization, Corporate Transactions. In the event that the stock of the Company is changed by reason of any stock split, reverse stock split, stock dividend, recapitalization or other change in the capital structure of the Company, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the Stock Plan, the number and class of shares of stock subject to any option outstanding under the Stock Plan, and the exercise price of any such outstanding option. Any such adjustment shall be made upon approval of the Board and, if required, the stockholders of the Company, whose determination shall be conclusive. Notwithstanding the above, in connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, the exercisability of all outstanding options shall be accelerated. To the extent they have not been previously exercised, options shall terminate upon consummation of the proposed action.

   Amendment, Suspensions and Termination of the Stock Plan. The Board may amend, suspend or terminate the Stock Plan at any time; provided, however, that the Company shall obtain stockholder approval of any amendment to the extent necessary and desirable to comply with Section 422 of the Code or any other applicable rule or statute. In any event, the Stock Plan will terminate automatically in 2006.

Federal Tax Information.

   An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of
(i) the fair market value of the shares at the date of the option exercise or
(ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of the Company. The Company generally will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

   All other options which do not quality as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income, measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee may be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period. Subject to Section 162(m) of the Code, the Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

   The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Stock Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

Vote Required

   The approval of the amendment of the Stock Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting.

Recommendation of the Board:

               THE COMPANY'S BOARD UNANIMOUSLY RECOMMENDS VOTING
        "FOR" THE AMENDMENT OF THE INCENTIVE STOCK PLAN SET FORTH HEREIN

                                 PROPOSAL NO. 5

INCREASE IN THE NUMBER OF SHARES AVAILABLE FOR THE 1997 EMPLOYEE STOCK PURCHASE
                                      PLAN

   In order to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions, the Board originally adopted the Cardima, Inc. 1997 Employee Stock Purchase Plan in 1997, under which 250,000 shares of Common Stock were reserved for issuance. On February 16, 2001, the Board amended and restated the plan (as amended and restated, the "ESPP") to reserve an additional 1,500,000 pre-split shares, or a maximum of 300,000 post-split shares, for issuance under the ESPP, subject to the approval of the Company's stockholders at the Annual Meeting. As of February 1, 2001, the most recent purchase date, the Company had essentially no shares remaining for issuance under the ESPP. Since there were insufficient shares available under the ESPP, each employee's purchase was reduced pro rata in accordance with the ESPP. At that time, the remaining shares were distributed pro rata to the employees enrolled in the ESPP. In anticipation that the Company's stockholders will approve this Proposal, the Company continues to make payroll deductions for the ESPP, even though there are no shares available for issuance. If this Proposal is approved, the Company will issue sufficient shares to be purchased with the funds accumulated through payroll deductions.

   Under the ESPP, an aggregate of 1,750,000 pre-split shares, or a maximum of 350,000 post-split shares, of Common Stock (which number includes the 1,500,000 pre-split share increase, or maximum of 300,000 post-split increase, if approved, that stockholders are being asked to approve) have been reserved for issuance, subject to anti-dilution adjustments. Any employee, employed at least twenty hours per week and more than five months per calendar year is eligible to participate in the ESPP. Eligible employees may elect to contribute up to 10% of their total compensation during each twelve-month offering period, composed of two six-month purchase periods, subject to certain statutory limits. At the end of each six-month purchase period, the

Company applies the amount contributed by the participant during the purchase period to purchase whole shares of Common Stock, but the number of shares offered in each twelve month offering period shall not exceed that number of shares determined by dividing $25,000 by the fair market value of a share of the Company's Common Stock on the first business day of such offering period. Shares of Common Stock are purchased for 85% of the lower of (i) the market price of the Common Stock immediately before the beginning of the purchase period or (ii) the market price of such Common Stock on the last business day of the purchase period. All expenses incurred in connection with the implementation and administration of the ESPP will be paid by the Company.

Federal Income Tax Consequences

   The ESPP is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. No income is recognized by a participant at the time a right to purchase Company Common Stock is granted. Likewise, no taxable income is recognized at the time of the purchase, even though the purchase price reflects a discount from the market value of the shares at that time.

   A participant must recognize taxable income upon a disposition of shares acquired under the ESPP. The tax treatment may be more favorable if the disposition occurs after the holding-period requirements of section 423 have been satisfied. To satisfy the holding-period requirements of section 423, shares acquired under the ESPP cannot be disposed of within two years after the first day of the offering period during which the shares are purchased. They also cannot be disposed of within one year after they are purchased.

   If the holding period is met, the participant recognizes ordinary income equal to the lower of (a) the excess of the fair market value of the shares on the date of the disposition over the actual purchase price or (b) 15% of the fair market value of the shares immediately before the applicable offering period. The Company will not be entitled to any deduction under these circumstances.

   The excess, if any, of the fair market value of the shares on the date of the disposition over the sum of the purchase price plus the amount of ordinary income recognized (as described above) will be taxed as a long-term capital gain. If a taxable disposition produces a loss (i.e., the fair market value of the shares on the date of the disposition is less than the purchase price) and the disposition involves certain unrelated parties, then the loss will be a long-term capital loss.

   If the holding period is not met, the entire difference between the purchase price and the market value of the shares on the date of purchase will be taxed to the participant as ordinary income in the year of disposition. The Company will generally be entitled to a deduction for the same amount.

   The excess, if any, of the market value of the shares on the date of disposition over their market value on the date of purchase will be taxed as a capital gain (long term or short-term, depending on how long the shares have been held). If the value of the shares on the date of disposition is less than their value on the date of purchase, then the difference will result in a capital loss (long-term or short-term, depending upon the holding period), provided the disposition involves certain unrelated parties. Any such loss will not affect the ordinary income recognized upon the disposition.

Vote Required

   The approval of the amendment of the ESPP requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting.

Recommendation of the Board:

               THE COMPANY'S BOARD UNANIMOUSLY RECOMMENDS VOTING
   "FOR" THE AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN SET FORTH HEREIN.

                                 PROPOSAL NO. 6

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   Ernst & Young LLP has served as the Company's independent auditors since 1993 and, upon the recommendation of the Audit Committee, has been appointed by the Board to continue as the Company's independent auditors for the fiscal year ending December 31, 2001. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Board will reconsider its selection of auditors.

   A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Principal Accounting Firm Fees

   The following table sets forth the aggregate fees billed to Cardima, Inc. for the fiscal year ended December 31, 2000 by our principal accounting firm, Ernst & Young LLP:

      Audit Fees.................................................. $67,750
      All Other Fees.............................................. $45,975(a)(b)

--------
(a) Includes fees for assistance in private financings and related filings and consulting on strategic alternatives of the Company, but does not include any financial information systems design and implementation services.
(b) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountants' independence.

Recommendation of the Board:

             THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE
         APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT
             AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                       STOCK OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

   The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Common Stock as of March 15, 2001 by: (i) each person known by the Company to be a beneficial owner of five percent or more of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Company's officers and a former executive officer named in the Summary Compensation Table set forth herein and (iv) all current directors and executive officers as a group.

                             PRINCIPAL STOCKHOLDERS

                                              Number of     Percent of Total
              Name and Address                 Shares   Shares Outstanding(1)(2)
              ----------------                --------- ------------------------
Paul Economus...............................  2,370,000          10.95%
 c/o Charles Schwab & Co., Inc.
 P.O. Box 556
 Buellton, CA 93427

St. Jude Medical, Inc.......................  1,600,000           7.39%
 One Lillehei Plaza
 St. Paul, MN 55117(3)

Goldman Sachs Group, L.P....................  1,132,226           5.23%
 85 Broad Street
 New York, NY 10004(4)

Phillip C. Radlick, Ph.D. (5)...............    355,239           1.64%

Gabriel B. Vegh (5)(6)......................    423,204           1.96%

Victor J. Barajas (5).......................     83,481              *

Ronald
E.
Bourquin
(5)...                                          139,359              *

Neville J. Jeharajah (5)....................     24,000              *

Rodolfo C. Quijano, Ph.D.(5)................     22,000              *

William Wheeler (5).........................     62,803              *

Allan L. Abati (5)..........................    105,696              *

All current directors and executive officers
 as a group (9 persons) (7).................  1,288,116           5.95%

--------
 * Less than one percent.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In determining the number of shares beneficially owned by a person, options or warrants to purchase Common Stock held by that person that are currently exercisable, or become exercisable within 60 days following March 15, 2001, are deemed outstanding; however, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. The Company believes that all of the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.
(2) As of March 15, 2001, 21,640,184 shares of Common Stock were issued and outstanding.
(3) Per the Schedule 13G filed by St. Jude Medical, Inc. on June 9, 2000, includes 1,600,000 shares beneficially owned by St. Jude Medical, Inc. as to which St. Jude Medical, Inc. has sole voting and dispositive power.

(4) Represents 1,132,226 shares owned by certain investment partnerships, of which affiliates of The Goldman Sachs Group, L.P. ("GS Group") are the general partner, managing general partner or investment manager. Includes 710,248 shares held by GS Capital Partners II, L.P., 282,333 shares held by GS Capital Partners II Offshore, L.P., 26,151 shares held by GS Capital Partners II (Germany), 76,280 shares held by Stone Street Fund 1997, L.P., 37,038 shares held by Bridge Street Fund 1997, L.P. Each of such investment partnership shares voting and investment power with certain of its respective affiliates.
(5) The amounts shown include shares which may be acquired currently or within 60 days of March 15, 2001 through the exercise of options, as follows: Dr. Radlick, 354,239 shares; Mr. Vegh, 294,863 shares; Mr. Barajas, 75,948 shares; Mr. Bourquin, 128,363 shares; Mr. Jeharajah, 24,000 shares; Mr. Quijano, 22,000 shares; Mr. Wheeler, 45,833 shares; and Dr. Abati, 105,696 shares (Dr. Abati's employment with the Company terminated on January 14, 2001).
(6) Includes 128,341 shares held by Gabriel B. Vegh and Kathleen G. Vegh, tenants in common.
(7) Includes 1,131,920 shares subject to stock options exercisable currently or within 60 days of March 15, 2001.

                       COMPENSATION OF EXECUTIVE OFFICERS

   The following table shows the compensation received by (a) the individual who served as the Company's Chief Executive Officer during the fiscal year ended December 31, 2000; (b) the four other most highly compensated individuals who served as an executive officer of the Company during the fiscal year ended December 31, 2000; and (c) the compensation received by each such individual for the Company's preceding fiscal year.

                           SUMMARY COMPENSATION TABLE

                                    Annual            Long-Term
                                 Compensation    Compensation Awards
                                --------------- ---------------------  All Other
Name & Principal         Fiscal Salary   Bonus  Securities Underlying Compensation
Position                  Year  ($) (1) ($) (2) Options/SARs (#) (3)      ($)
----------------         ------ ------- ------- --------------------- ------------
Phillip C. Radlick,       2000  195,738 130,000        242,295                0
 Ph.D...................  1999  224,263  50,000        125,000                0
 Chairman of the Board    1998  225,456  50,000              0                0
 of Directors and former
 President and Chief
 Executive Officer of
 the Company

Gabriel B. Vegh.........  2000  204,906 110,000        292,295                0
 President, Chief         1999  188,509  35,000        125,000                0
 Executive Officer and    1998  187,875  35,000              0                0
 Director

Allan L. Abati, Ph.D....  2000  180,223       0         35,000                0
 Former Vice President,   1999  162,843       0         10,000                0
 Regulatory               1998  146,679       0         15,000                0
 Affairs, Clinical
 Programs and Quality
 Assurance

Victor J. Barajas.......  2000  141,177   3,000         55,000                0
 Vice President,          1999  124,830  20,000         20,000                0
 Operations               1998  106,939  20,000              0                0

Ronald E. Bourquin......  2000  179,928  45,000        100,000                0
 Vice President, Chief    1999  125,515  30,000         40,000                0
 Financial Officer        1998  125,549  25,000              0                0
 and Secretary

William K. Wheeler(4)...  2000  104,799  50,000        200,000           36,652
 Sr. Vice President,
 Worldwide Sales and
 Marketing

--------
(1) Includes amounts deferred under the Company's 401(k) plan.
(2) Includes bonuses earned in the indicated year and paid in the subsequent year.

(3) Includes repriced options that were surrendered in February 2000 as follows: Dr. Radlick 142,295; Mr. Vegh 142,295; Dr. Abati 15,000; Mr. Barajas 25,000 and Mr. Bourquin 15,000.
(4) Mr. Wheeler began his employment with the Company on May 15, 2000, with an annual base salary of $175,000, a guaranteed first year bonus of $50,000 payable in January 2001 and relocation and housing assistance to facilitate the purchase of a principal residence in the Bay Area.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

   The Company granted stock options representing 1,237,001 shares of the Company's Common Stock to employees in the last fiscal year.

                                                                                       Potential
                                                                                      Realizable
                                                                                       Value at
                                                                                    Assumed Annual
                                                                                    Rates of Stock
                                                                                         Price
                                            Percent of Total                         Appreciation
                          Number of Shares  Options Granted  Exercise or            for Option Term
                         Underlying Options to Employees in  Base Price  Expiration ---------------
Name                         Granted(1)       Fiscal 2000     per Share     Date       5%     10%
----                     ------------------ ---------------- ----------- ---------- ------- -------
Phillip C. Radlick,           142,295(1)          11.5%         $1.16     6/2/2010  103,804 263,067
 Ph.D. .................      100,000              8.1%         $1.22    10/4/2010   76,725 194,437

Gabriel B. Vegh.........      142,295(1)          11.5%         $1.16     6/2/2010  103,807 263,067
                              150,000             12.1%         $1.22    10/4/2010  115,088 291,655

Allan L. Abati, Ph.D....       15,000(1)           1.2%         $1.16     6/2/2010   10,943  27,731
                               20,000              1.6%         $1.22    10/4/2010   15,345  38,887

Victor J. Barajas.......       25,000(1)           2.0%         $1.22     6/2/2010   18,238  46,219
                               30,000              2.4%         $1.16    10/4/2010   23,018  58,331

Ronald E. Bourquin......       50,000              4.0%         $1.65     1/6/2010   51,884 131,484
                               15,000(1)           1.2%         $1.16     6/2/2010   10,943  27,731
                               35,000              2.8%         $1.22    10/4/2010   26,854  68,053

William K. Wheeler .....      200,000             16.2%         $1.16     6/2/2010  145,904 369,748

--------
(1) On June 2, 2000, certain options, excluding Mr. Wheeler's which were part of his employment offer, were amended by the Board to reduce the exercise price to $1.16, the current market value on that date. See the description below under "Ten Year Option Repricing."

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

   The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2000. In addition, the table sets forth the number of shares covered by stock options as of the fiscal year ended December 31, 2000 and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option at the end of the fiscal year ended December 31, 2000.

                                                       Number of Unexercised       Value of Unexercised
                                                      Options/SARs at Fiscal    In-the-Money Options/SARs
                                                           Year End (#)            atFiscal Year End($)
                         Shares Acquired    Value    ------------------------- ----------------------------
Name                     on Exercise(#)  Realized($) Exercisable/Unexercisable Exercisable/Unexercisable(1)
----                     --------------- ----------- ------------------------- ----------------------------
Phillip C. Radlick,
 Ph.D...................         0             0         276,063 / 218,163               $0 / $0
Gabriel B. Vegh.........         0             0         209,396 / 268,163               $0 / $0
Allan L. Abati, Ph.D....         0             0           95,113 / 10,583               $0 / $0
Victor J. Barajas.......         0             0           71,156 / 40,417               $0 / $0
Ronald E. Bourquin......         0             0          119,076 / 64,625               $0 / $0
William K. Wheeler......         0             0          25,000 / 175,000               $0 / $0

--------
(1) Based on the $0.25 per share closing price of the Company's Common Stock on the Nasdaq National Market on December 31, 2000, less the exercise price of the options.

                           TEN YEAR OPTION REPRICING

   On June 2, 2000, the Company completed a direct repricing of certain employee stock option grants. As a part of the repricing, the Company reduced the exercise price of certain outstanding options, at the employee's option, with exercise prices of greater than $1.16 per share. The new exercise price of these repriced options was reset to $1.16 per share, which was equal to the market value of the Company's common stock on June 2, 2000. The number of options repriced totaled 462,576. The following chart presents information about the consequences of the repricing for the Company's executive officers:

                                                                                Length of
                                                                                Original
                                                                                 Option
                                   No. of                                         Term
                                 Securities                                     Remaining
                                 Underlying  Market Price   Exercise             at Date
                                  Options/   of Stock at    Price at     New       of
                          Grant     SARs       time of      time of    Exercise Repricing
Name                      Date   Repriced(#) Repricing($) Repricing($) Price($) in years
----                     ------- ----------- ------------ ------------ -------- ---------
Phillip C. Radlick,       8/5/97   75,000        1.16         5.00       1.16      9.4
 Ph.D. ................. 4/28/99   62,500        1.16         2.56       1.16      9.2
                          7/6/99    4,795        1.16         1.91       1.16      7.5

Gabriel B. Vegh.........  8/5/97   75,000        1.16         5.00       1.16      5.0
                         4/28/99   62,500        1.16         2.56       1.16      2.6
                          7/6/99    4,795        1.16         1.91       1.16      1.9

Allan L. Abati, Ph.D....  8/5/97   15,000        1.16         5.00       1.16      7.5

Victor J. Barajas.......  8/5/97   25,000        1.16         5.00       1.16      7.5

Ronald E. Bourquin .....  8/5/97   15,000        1.16         5.00       1.16      7.5

Board Report on Option Repricing

   On March 20, 2000, the Company's Board approved a reduction, effective June 2, 2000, in the exercise price of certain outstanding stock options held by executive officers and employees of the Company to the fair market value of the Company's common stock on June 2, 2000, which was $1.16 per share. These options were granted between July 29, 1997 and July 6, 1999 at exercise prices ranging from $1.91 to $5.88 per share.

   As set forth in the Company's 1993 Incentive Stock Plan, stock options are intended to provide incentives to the Company's executive officers and employees. The Board believed that such equity incentives are a significant factor in the Company's ability to attract, retain and motivate key employees who are critical to the Company's long-term success. The Board believed that, at their original exercise prices, the disparity between the exercise price of these options and recent market prices for the Company's common stock did not provide meaningful incentive to the executive officers and employees holding these options to perform to their maximum potential and to work towards the success of the Company. The Board approved the repricing of these options as a means of ensuring that the optionees will continue to have meaningful equity incentives to work toward the Company's success. The adjustment was deemed in the best interest of the Company and its stockholders.

   This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The following is a report of the Compensation Committee of the Board (the "Committee") describing the compensation policies applicable to the Company's executive officers during the fiscal year ended December 31, 2000. The Committee is responsible for establishing and monitoring the general compensation policies and compensation plans of the Company, as well as the specific compensation levels for executive officers. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

General Compensation Policy

   Under the supervision of the Board, the Company's compensation policy is designed to attract and retain qualified key executives critical to the Company's growth and long-term success. It is the objective of the Board to have a portion of each executive's compensation contingent upon the Company's performance as well as upon the individual's personal performance. Accordingly, each executive officer's compensation package is comprised of two elements: (i) base salary which reflects individual performance and expertise, and (ii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. Additionally, some executives are eligible for variable bonus awards payable in cash which are tied to the achievement of certain performance goals that the Board establishes from time to time for the Company.

   The summary below describes in more detail the factors which the Board considers in establishing each of the three primary components of the compensation package provided to the executive officers.

Base Salary

   The level of base salary is established primarily on the basis of the individual's qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies which compete with the Company for business and executive talent, and the incentives necessary to attract and retain qualified management. Base salary is adjusted each year to take into account the individual's performance and to maintain a competitive salary structure. Company performance does not play a significant role in the determination of base salary.

Cash-Based Incentive Compensation

   Cash bonuses are awarded on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and the Company's success in achieving specific Company-wide goals, such as customer satisfaction, revenue growth and earnings growth.

Long-Term Incentive Compensation

   The Company has utilized its stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder values. Awards under this plan by the Board take the form of stock options designed to give the recipient a significant equity stake in the Company and thereby closely align his or her interests with those of the Company's stockholders. Factors considered in making such awards include the individual's position in the Company, his or her performance and responsibilities, and internal comparability considerations.

   Each option grant allows the executive officer to acquire shares of the Company's Common Stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years). The options typically vest in periodic installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company's service, and then only if the market price of the Common Stock appreciates over the option term.

Compensation of the Chief Executive Officer

   Gabriel B. Vegh has served as the Company's President and Chief Executive Officer since June 2000. His base salary for fiscal 2000 was increased to $220,000 effective June 2000. Until Mr. Vegh's appointment as President and Chief Executive Officer in June 2000, he was the Company's Executive Vice President and Chief Operating Officer with an annual base salary of $185,000. Other compensation paid to Mr. Vegh included a bonus based on his performance to objectives as set by the Board.

   Phillip C. Radlick served as the Company's President and Chief Executive Officer from November 1994 until June 2000. While Dr. Radlick was the Company's President and Chief Executive Officer, he had an annual base salary of $220,000. His base salary for fiscal 2000 was decreased to $160,000, with his appointment as Chairman in June 2000. In February 2001, Dr. Radlick agreed to remain as Chairman of the Board without further cash compensation. Other compensation paid to Dr. Radlick included a bonus based on his performance to objectives as set by the Board and relocation benefits as set forth in Dr. Radlick's employment agreement.

   The factors discussed above in "Base Salary," "Cash-Based Incentive Compensation," and "Long-Term Incentive Compensation" were applied by the Compensation Committee in establishing the amount of Dr. Radlick's and Mr. Vegh's salary and stock option grant. Neither Dr. Radlick nor Mr. Vegh participated in any decisions related to his respective compensation. Significant factors the Compensation Committee considered in establishing Dr. Radlick's and Mr. Vegh's compensation included his individual performance, the achievement of specific objectives including clinical milestones achieved and performance to plan for the year. The Committee felt Dr. Radlick's and Mr. Vegh's performance in these areas contributed to achieving a majority of these objectives and, accordingly, exercised its judgment in awarding the salary increase and bonus shown in the Summary Compensation Table.

Deductibility of Executive Compensation

   The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the "performance-based" exception to Section 162(m). As the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million and the Committee believes that options granted under the Company's 1993 Stock Option Plan to such officers will meet the requirements for qualifying as performance-based, the Committee believes that Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executive officers. It is the Committee's policy to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax law. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

                                          Compensation Committee:
                                          Neville J. Jeharajah
                                          Rodolfo C. Quijano, Ph.D.

   This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

                     AUDIT COMMITTEE REPORT TO STOCKHOLDERS

   The Audit Committee of the Board of Directors of Cardima, Inc. operates under a written charter adopted by the Board of Directors, which is attached to this Proxy as Exhibit B. The members of the Audit Committee are Mr. Neville J. Jeharajah and Dr. Rodolfo C. Quijano. All members of the Audit Committee meet the independence standards of Rule 4200(a)(15) of the National Association of Securities Dealers listing requirements. In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Cardima, Inc.

   In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent accountants a formal written statement describing all relationships between the accountants and Cardima, Inc. that might bear on the accountants' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee discussed with the independent accountants any relationships that may impact their objectivity and independence and satisfied itself as to that firm's independence.

   The Audit Committee discussed and reviewed with the independent accountants all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." In addition, the Audit Committee, with and without management present, discussed and reviewed the results of the independent accountants' examination of the financial statements.

   Based upon Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that Cardima, Inc. include the audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to stockholder approval, of the independent accountants and the Board of Directors concurred in such recommendation.

                                          Neville J. Jeharajah
                                          Rodolfo C. Quijano, Ph.D.

                          TRANSACTIONS WITH MANAGEMENT

   In December 1997, the Company loaned $300,000 to Phillip C. Radlick, Ph.D., its President and Chief Executive Officer, to facilitate the purchase of a principal residence in the Bay Area. The note bears interest at the minimum applicable federal rate and matures in December 2001. As security interest, Dr. Radlick granted the Company a security interest in his vested stock options. As of December 31, 2000, there is approximately $336,585 outstanding on the note.

   In June 2000, the Company loaned $142,500 to William K. Wheeler, its Senior Vice President of Worldwide Sales and Marketing, to facilitate the purchase of a principal residence in the Bay Area. The loan is increased monthly by $5,000 until the maximum amount of $300,000 is reached. The note bears interest at the minimum applicable federal rate and will become immediately due and payable when employment with Cardima terminates for any reason, or the principal residence is sold, transferred or otherwise disposed of. As security interest, Mr. Wheeler granted the Company a security interest in his vested stock options. As of December 31, 2000, there is approximately $173,238 outstanding on the note.

   The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

                  EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

   Dr. Radlick is party to an employment agreement dated August 30, 2000. The agreement provides for an initial salary of $160,000 for Dr. Radlick's services as the Chairman of the Board and accelerated vesting of all of Dr. Radlick's options in the event of a change in control of the Company (as such term is defined in the agreement). In addition, Dr. Radlick is entitled to an annual bonus to be determined by the Board. In the event Dr. Radlick is terminated due to a "change in control" of the Company or, for other than for "good cause" (both terms as defined in the agreement), Dr. Radlick will receive his salary for six months, one half the prior year's bonus and standard Company fringe benefits for six months.

   Mr. Vegh is party to an employment agreement dated August 30, 2000. The agreement provides for an initial salary of $220,000 for Mr. Vegh's services as the President and Chief Executive Officer and accelerated vesting of all of Mr. Vegh's options in the event of a change in control of the Company (as such term is defined in the agreement). In addition, Mr. Vegh is entitled to an annual bonus to be determined by the Board. In the event Mr. Vegh is terminated due to a "change in control" of the Company or, for other than for "good cause" (both terms as defined in the agreement), Mr. Vegh will receive his salary for six months, one half the prior year's bonus and standard Company fringe benefits for six months.

   Dr. Abati is party to an employment agreement dated August 30, 2000. The agreement provides for an initial salary of $182,658 and accelerated vesting of all of Dr. Abati's options in the event of a "change in control" of the Company (as such term is defined in the agreement). In addition, Dr. Abati is entitled to an annual bonus to be determined by the Board. In the event Dr. Abati is terminated due to a "change in control" of the Company or, for other than for "good cause" (both terms as defined in the agreement), Dr. Abati will receive his salary for six months, one half the prior year's bonus and standard Company fringe benefits for six months. Dr. Abati left the Company's employ on January 14, 2001, subject to this agreement.

   Mr. Barajas is party to an employment agreement dated August 30, 2000. The agreement provides for an initial salary of $150,000 and accelerated vesting of all of Mr. Barajas' options in the event of a "change in control" of the Company (as such term is defined in the agreement). In addition, Mr. Barajas is entitled to an annual bonus to be determined by the Board. In the event Mr. Barajas is terminated due to a "change in control" of the Company or, for other than for "good cause" (both as defined in the agreement), Mr. Barajas will receive his salary for six months, one half the prior year's bonus and standard Company fringe benefits for six months.

   Mr. Bourquin is party to an employment agreement dated August 30, 2000. The agreement provides for an initial salary of $175,000 and accelerated vesting of all of Mr. Bourquin's options in the event of a "change in control" of the Company (as such term is defined in the agreement). In addition, Mr. Bourquin is entitled to an annual bonus to be determined by the Board. In the event Mr. Bourquin is terminated due to a "change in control" of the Company or, for other than "good cause" (both as defined in the agreement), Mr. Bourquin will receive his salary for six months, one half the prior year's bonus and standard Company fringe benefits for six months.

   Mr. Wheeler is party to an employment agreement dated August 30, 2000. The agreement provides for an initial salary of $175,000 and accelerated vesting of all of Mr. Wheeler's options in the event of a "change in control" of the Company (as such term is defined in the agreement). In addition, Mr. Wheeler is entitled to an annual bonus to be determined by the Board. In the event Mr. Wheeler is terminated due to a "change in control" of the Company or, for other than for "good cause" (both as defined in the agreement), Mr. Wheeler will receive his salary for six months, one-half the prior year's bonus and standard Company fringe benefits for six months.

                            STOCK PERFORMANCE GRAPH

   The following graph compares the cumulative total stockholder return data for the Company's stock since June 6, 1997 (the date on which the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended) to the cumulative return over such period of (i) Cardima, Inc., (ii) the S&P Midcap Medical Products and Supplies Index and (iii) the Nasdaq National Market U.S. Composite Index. The graph assumes that $100 was invested on June 6, 1997, the date on which the Company completed the initial public offering of its Common Stock, in the Common Stock of the Company and in each of the comparative indices. The graph further assumes that such amount was initially invested in the Common Stock of the Company at a per share price of $7.00, the price to which such stock was first offered to the public by the Company on the date of its initial public offering, and reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

               COMPARISON OF FISCAL YEAR CUMULATIVE TOTAL RETURN
      AMONG CARDIMA, INC., S&P MIDCAP MEDICAL PRODUCTS AND SUPPLIES INDEX
                AND NASDAQ NATIONAL MARKET U.S. COMPOSITE INDEX

                     Comparison of Cumulative Total Return

                        [Performance graph appears here]


   The information contained in the Stock Performance Graph shall not be deemed to be "soliciting material" or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

* Assumes $100 invested on June 6, 1997, the effective date of the Company's Initial Public Offering, in stock or index, including reinvestment of dividends. Fiscal year ending December 31, 2000.

                                    6/6/97 12/31/97 12/31/98 12/31/99 12/31/00
                                    ------ -------- -------- -------- --------
   Cardima, Inc....................  $100    $ 63     $ 38     $ 26     $  4
   S & P Midcap Medical Products
    and Supplies Index.............  $100    $116     $163     $155     $176
   Nasdaq National Market Total....  $100    $112     $161     $290     $176

     DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

   Proposals of stockholders intended to be presented at the Company's 2002 Annual Meeting of Stockholders must be received by the Company no later than December 26, 2001 in order to be considered for inclusion in the Company's proxy materials for that meeting. The Company's bylaws also establish an advance notice procedure with respect to certain stockholder proposals and director nominations. If a stockholder wishes to have a stockholder proposal considered at the Company's next annual meeting, the stockholder must give timely notice of the proposal in writing to the Secretary of the Company. To be timely, a stockholder's notice of the proposal must be delivered to, or mailed and received at the executive offices of the Company not less than 50 days nor more than 75 days prior to the proposed date of the annual meeting; provided, however, that if less than 65 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice of the proposal to be timely must be received no later than the 15th day following the day on which such notice of the date of the annual meeting is mailed or public disclosure of the meeting date is given.

                                 OTHER MATTERS

   The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

   It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 2000, all Reporting Persons complied with all applicable filing requirements.

   A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 IS BEING FURNISHED TO EACH SHAREHOLDER WITH THIS PROXY STATEMENT. IF NECESSARY, THE COMPANY WILL MAIL AN ADDITIONAL COPY, WITHOUT CHARGE, TO ANY STOCKHOLDER UPON WRITTEN REQUEST OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, 47266 BENICIA STREET, FREMONT, CALIFORNIA, 94538-7330.

                                          By Order of the Board of Directors,

                                          Ronald E. Bourquin
                                          Vice President and Secretary

Fremont, California
March 31, 2001

                                                                       EXHIBIT A

Proposal 2

   In the event that the stockholders of the Company approve Proposal 2 to approve the Reverse Stock Split Amendments, the Company may file at the Board's discretion, one of the following amendments to the Amended and Restated Certificate of Incorporation.

   (a) Upon this Amended and Restated Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each share of the Corporation's common stock, par value $0.001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified into one fifth (1/5) of a share of common stock, par value $0.001 per share, of the Corporation (the "New Common Stock"). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one fifth (1/5), and the right to receive cash in lieu of a fraction of a share of New Common Stock; or

   (b) Upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each share of the Corporation's common stock, par value $0.001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified into one sixth (1/6) of a share of common stock, par value $0.001 per share, of the Corporation (the "New Common Stock"). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one sixth (1/6), and the right to receive cash in lieu of a fraction of a share of New Common Stock; or

   (c) Upon this Amended and Restated Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each share of the Corporation's common stock, par value $0.001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified into one seventh (1/7) of a share of common stock, par value $0.001 per share, of the Corporation (the "New Common Stock"). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one seventh (1/7), and the right to receive cash in lieu of a fraction of a share of New Common Stock; or

   (d) Upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each share of the Corporation's common stock, par value $0.001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, and will be automatically reclassified into one eighth (1/8) of a share of common stock, par value $0.001 per share, of the Corporation (the "New Common Stock"). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of the New Common

Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one eighth (1/8), and the right to receive cash in lieu of a fraction of a share of New Common Stock; or

   (e) Upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each share of the Corporation's common stock, par value $0.001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified into one ninth (1/9) of a share of common stock, par value $0.001 per share, of the Corporation (the "New Common Stock"). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one ninth (1/9), and the right to receive cash in lieu of a fraction of a share of New Common Stock; or

   (f) Upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each share of the Corporation's common stock, par value $0.001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified into one tenth (1/10) of a share of common stock, par value $0.001 per share, of the Corporation (the "New Common Stock"). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one tenth (1/10), and the right to receive cash in lieu of a fraction of a share of New Common Stock.

                                                                       EXHIBIT B

Audit Committee Charter

 Organization

   This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

 Statement of Policy

   The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

 Responsibilities and Processes

   The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

   The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

   The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend the replacement of the independent auditors. The committee shall discuss with the auditors their independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and shall consider the compatibility of nonaudit services with the auditors' independence. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

   The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

   The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

   The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                                 CARDIMA, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING ON MAY 10, 2001

         The undersigned stockholder of Cardima, Inc. (the "Company") acknowledges receipt of Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated March 31, 2001, and the undersigned revokes all prior proxies and appoints Gabriel B. Vegh and Ronald E. Bourquin, or each of them, proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at the at the principal executive offices of the Company, located at 47266 Benicia Street, Fremont, California 94538, at 9:00 a.m. local time on May 10, 2001, and any postponement or adjournment thereof, and instructs said proxies to vote as follows:

     1.  ELECTION OF DIRECTORS:

     [_] FOR each of the nominees listed below (except as marked to the contrary below)

     [_] WITHHOLD AUTHORITY to vote for the nominees for the director listed below

     Phillip C. Radlick, Ph.D., Gabriel B. Vegh, Neville J. Jeharajah, and Rodolfo C. Quijano.

     (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

     2.  TO APPROVE THE AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE
         OF INCORPORATION AUTHORIZING THE BOARD, IN ITS DISCRETION, TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY'S OUTSTANDING COMMON STOCK:

     [_]    FOR                   [_]    AGAINST              [_]    ABSTAIN

     3. TO APPROVE THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AUTHORIZING THE BOARD, IN ITS DISCRETION, TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK FROM 50,000,000 TO 75,000,000:

     [_]    FOR                   [_]    AGAINST              [_]    ABSTAIN

     4.  TO APPROVE THE AMENDMENT OF THE COMPANY'S STOCK INCENTIVE PLAN:

     [_]    FOR                   [_]    AGAINST              [_]    ABSTAIN

     5.  TO APPROVE THE AMENDMENT OF THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN:

     [_]    FOR                   [_]    AGAINST              [_]    ABSTAIN

     6. TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY:

     [_]    FOR                   [_]    AGAINST              [_]    ABSTAIN

     7. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FOUR NOMINEES FOR DIRECTOR AND FOR PROPOSALS 4, 5 AND 6.

                               CARDIMA, INC.
                               BOARD OF DIRECTORS PROXY
                               Annual Meeting of Stockholders May 10, 2001


                               Dated this ________ day of ________, 2001


                               _________________________________________________
                                          (Signature of Stockholder)


                               _________________________________________________
                                          (Signature of Stockholder)

                               Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder must sign.

Please Mark, Sign, Date and Mail This Proxy Card Promptly, Using the Enclosed Envelope.